EXHIBIT 99.1

COMPANY CONTACT:	INVESTOR & MEDIA CONTACTS:
Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
John Schulte, Chief Executive Officer	Ina McGuinness or Bruce Voss
Guy Childs, Chief Financial Officer	(310) 691-7100
(719) 633-8333	imcguinness@lhai.com
FOR IMMEDIATE RELEASE
SPECTRANETICS REPORTS RECORD SECOND QUARTER REVENUE DRIVEN BY
ATHERECTOMY PRODUCT GROWTH OF 43%
Company Narrows Range for Revenue Guidance
COLORADO SPRINGS, Colo. (July 28, 2005) — Spectranetics Corporation (Nasdaq: SPNC) today reported financial results for the second quarter and six months ended June 30, 2005.
Revenue was a record $10.6 million, up 23% compared with $8.7 million in the second quarter of 2004 driven primarily by strength in Spectranetics’ atherectomy product sales, which increased 43% compared with the second quarter of 2004 and 47% compared with the first quarter of 2005. For the second quarter of 2005 compared with the same quarter last year, disposable product revenue rose 27%, total laser revenue rose 49% and service and other revenue decreased 9% to $1.2 million compared with $1.3 million last year.
The worldwide installed base of lasers grew to 446 laser systems at quarter’s end (337 in the United States) with a record net increase for the quarter of 17 units as compared with the installed base at March 31, 2005. Gross margin for the current and prior year quarter was 75%.
For the second quarter of 2005, net income was $242,000, or $0.01 per diluted share, compared with $401,000, or $0.01 per diluted share during the second quarter 2004. Pre-tax net income for the current quarter was $643,000 versus $422,000 last year, an increase of 52%.
“We are extremely pleased with this quarter’s strong atherectomy sales, which we believe supports expanded use of our laser for the treatment of peripheral arterial disease. We anticipate our product offering to be bolstered by the addition of new larger lumen catheters. We recently submitted a 510(k) application for the first of these larger lumen catheters and are hopeful that FDA clearance will be received later this year,” said John G. Schulte, President and Chief Executive Officer. “Additionally, the expansion of our live physician training programs with interventional cardiologists and vascular surgeons has contributed to our record laser placements this quarter and bodes well for continuing the disposable sales momentum going forward.”
Year-to-Date Financial Results
Revenue for the first half of 2005 rose 20% to $19.7 million from $16.4 million for the first half of 2004. Year-to-date 2005 disposable product revenue was $15.1 million, up 23% and equipment revenue was up 26% to $1.9 million from $1.5 million in the first half of 2004. Service and other revenue was essentially flat compared with last year at $2.7 million.

Gross margin for the first half of 2005 was 76% compared with 74% in the first half of 2004, increasing primarily as a result of manufacturing efficiencies in both laser systems and disposable product sales.
Net income for the first half of 2005 totaled $317,000, or $0.01 per diluted share, compared with $536,000, or $0.02 per diluted share, last year. Pre-tax net income for the six months ended June 30, 2005 was $775,000, up 34% compared with $578,000 during the first half of 2004.
Cash, cash equivalents and investment securities totaled $16.1 million at June 30, 2005, compared with $15.9 million at March 31, 2005.
Company Updates 2005 Financial Guidance
Spectranetics today updated previously stated 2005 financial guidance as follows:
Revenue is estimated to be within the range of $41 million to $43 million compared with previous guidance of $40 million to $43 million. The updated guidance takes into consideration the following key factors:
1.	Growth in the existing peripheral atherectomy product line, driven by CLiRpath products, which received FDA clearance in April 2004;

2.	Growth associated with a new product (2.5 Turbo) in the peripheral atherectomy market that may be launched in late 2005, depending on FDA clearance;

3.	Continued growth in new laser placements, driven by interest in our peripheral atherectomy products. The Company now expects 50 to 60 new laser placements in 2005, up from previous guidance of 40 to 50 new laser placements;

4.	Continued growth in Spectranetics’ lead removal product line and renewed growth in the coronary product line driven by new products targeted at the treatment of chronic total occlusions; and

5.	Continued expansion of the field sales organization, increasing the number of field sales employees to be added during 2005 to 10 to 13 from previous guidance of seven to 10.
Net income guidance is unchanged and is anticipated to be within the range of $1.0 million to $1.5 million and gross margin as a percentage of sales is expected to be in the mid-seventies. Pre-tax net income is expected to be in the range of $1.7 million to $2.6 million. Net income guidance assumes an effective tax rate of 43%; however, it may fluctuate on a quarterly basis for the remainder of 2005 based on the timing of implementing tax planning strategies and an analysis of our valuation allowance on deferred tax assets. The net income guidance does not reflect any amounts that may be owed in excess of the current reserve of $1.8 million under the terms of a pending arbitration proceeding with Edwards LifeSciences. Any amounts owed as a result of the arbitration proceedings will constitute a final settlement, given that the underlying license agreement expires in November 2005.
For other risk factors please see Spectranetics’ publicly filed documents.
Conference Call
Management will host an investment-community conference call today beginning at 12:30 p.m. Eastern Time to discuss these results. Individuals interested in listening to the conference can dial (888) 803-8271 for domestic callers, or (706) 634-2467 for international callers. The live conference call will also be available via the Internet on the investor relation’s section of www.spectranetics.com.

The telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers and entering reservation code 7930766. The web site replay will be available for 14 days following the completion of the call.
About Spectranetics
Spectranetics is a medical device company that develops, manufactures and markets single-use medical devices used in minimally invasive surgical procedures within the cardiovascular system in conjunction with its proprietary excimer laser system. Its CVX-300® excimer laser is the only system approved by the FDA for multiple cardiovascular procedures, including coronary atherectomy, and the removal of problematic pacemaker and defibrillator leads. Nearly all of our FDA-approved and investigational applications have received Communautes Europeennes (CE) mark registration for marketing within Europe. In April 2004, the Company obtained 510(k) clearance from the FDA for the laser-based treatment of patients suffering from total occlusions (blockages) in their leg arteries that are not crossable with a guidewire.
Spectranetics, CVX-300 and CLiRpath are registered trademarks of The Spectranetics Corporation.
Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include increasing price and product competition, increased pressure on expense levels resulting from expanded marketing and clinical activities, uncertain success of the Company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, the potential size of market opportunities associated with new products, market acceptance of new products or applications, product defects, price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.
- Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(000’s, except per share data and percentages)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenue	$10,645	$8,657	$19,698	$16,444
Cost of revenue	2,639	2,162	4,815	4,293

Gross margin	8,006	6,495	14,883	12,151
Gross margin %	75%	75%	76%	74%
Operating expenses:
Selling, general and administrative	5,882	4,919	11,266	9,329
Research, development and other technology	1,553	1,228	3,018	2,347

Total operating expenses	7,435	6,147	14,284	11,676

Operating income	571	348	599	475
Other income, net	72	74	176	103

Net income before taxes	643	422	775	578
Income tax expense	(401)	(21)	(458)	(42)

Net income	$242	$401	$317	$536

Earnings per common and common equivalent share — basic —	$0.01	$0.02	$0.01	$0.02

Earnings per common and common equivalent share — diluted —	$0.01	$0.01	$0.01	$0.02

Weighted average shares outstanding
Basic	25,818	25,047	25,741	24,851
Diluted	27,650	27,230	27,646	26,914

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(000’s)
(Unaudited)

	June 30,	December 31,
	2005	2004
Assets
Current assets
Cash, cash equivalents and securities	$12,696	$13,967
Accounts receivable	6,785	6,456
Inventories	3,186	1,782
Deferred tax asset	52	88
Other current assets	777	835

Total current assets	23,496	23,128
Property, plant and equipment, net	6,311	4,362
Investment securities, non-current	3,378	3,443
Deferred tax asset, non-current	1,105	1,527
Other assets	503	578

Total assets	$34,793	$33,038

Liabilities and stockholders’ equity
Current liabilities	9,441	9,466
Non-current liabilities	52	83
Stockholders’ equity	25,300	23,489

Total liabilities and stockholders’ equity	$34,793	$33,038

THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(Unaudited)

Financial Summary:

	2004				2005
	2nd Qtr	3rd Qtr	4th Qtr		1st Qtr	2nd Qtr
(000's, except per share amounts)
Laser Revenue:
Equipment sales	$398	$665	$930		$416	$691
Rental fees	336	347	335		367	406

Total laser revenue	734	1,012	1,265		783	1,097

Disposable Products Revenue:
Atherectomy revenue	3,474	3,366	3,605		3,373	4,962
Lead removal revenue	3,109	3,213	3,177		3,433	3,368

Total disposable products revenue	6,583	6,579	6,782		6,806	8,330

Service and other revenue	1,340	1,343	1,283		1,464	1,218

Total revenue	8,657	8,934	9,330		9,053	10,645

Net income	401	479	1,937	*	75	242
Net income per share
Basic	0.02	0.02	0.08		0.00	0.01
Diluted	0.01	0.02	0.07		0.00	0.01

Cash flow generated (used) from operating activities	228	(78)	1,069		(1,011)	(244)
Total cash and investment securities-current and non-current	15,963	16,189	17,410		15,941	16,074
Laser sales summary:
Laser sales from inventory	1	3	3		2	3
Laser sales from evaluation/rental units	3	4	4		1	2

Total laser sales	4	7	7		3	5

*	Includes $1,615 of income tax benefit related to realization of deferred tax assets.
Worldwide Installed Base Summary:

Laser sales from inventory	1	3	3	2	3
Rental placements	0	0	1	1	9
Evaluation placements	8	9	15	16	8

Laser placements during quarter	9	12	19	19	20
Buy-backs/returns during quarter	(3)	(2)	(6)	(7)	(3)

Net laser placements during quarter	6	10	13	12	17
Total lasers placed at end of quarter	394	404	417	429	446
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